UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2008

Franklin Street Properties Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880-6210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 31, 2008, FSP Congress Center LLC (the “Purchaser”), a wholly-owned subsidiary of Franklin Street Properties Corp. (the “Registrant”), entered into an agreement for purchase and sale of real property with NNN Congress Center, LLC; GREIT-Congress Center, LLC; NNN Congress Center 1, LLC; NNN Congress Center 2, LLC; NNN Congress Center 3, LLC; NNN Congress Center 4, LLC; NNN Congress Center 5, LLC; NNN Congress Center 6, LLC; NNN Congress Center 7, LLC; NNN Congress Center 8, LLC; NNN Congress Center 10, LLC; NNN Congress Center 11, LLC; NNN Congress Center 12, LLC; NNN Congress Center 13, LLC; NNN Congress Center 14, LLC; and NNN Congress Center 15, LLC (collectively, the “Seller”).  There are no material relationships, other than in respect of the agreement for purchase and sale of real property, among the Purchaser, the Seller, the Registrant or any of the Registrant’s affiliates.  The real property is located at 525 West Van Buren Street, in the West Loop of downtown Chicago, Illinois, and is a 16-story, office tower with approximately 522,000 square feet of rentable space (the “Property”).  Construction of the Property was completed in 2002.  The purchase price is approximately $130 million and the Purchaser will pay a portion of the purchase price through the assumption of mortgage debt in the original principal amount of approximately $97.5.  The mortgage debt is evidenced by three secured promissory notes in the original principal amounts of $80 million, $15 million and $2.5 million, respectively.  $95 million of the mortgage debt bears a fixed interest rate of 5.635% per annum and the remaining $2.5 million of the mortgage debt bears a fixed interest rate of 7.0% per annum.  The mortgage debt has a maturity date of October 1, 2014.  The purchase is subject to the Purchaser obtaining lender consent for the assumption of the mortgage debt and to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for the Purchaser.  Assuming that it obtains the necessary lender consent and assuming that it completes a satisfactory due diligence inspection of the Property, the Purchaser anticipates that the closing of the acquisition will take place in either the fourth quarter of 2008 or in the first quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

Date: November 3, 2008	By:	/s/ George J. Carter
George J. Carter President and Chief Executive Officer